Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

     We were previously the independent accountants for Clariti Telecommunications International, Ltd. and on September 3, 1998, we reported on the consolidated financial statements of Clariti Telecommunications International, Ltd. and Subsidiaries ("Clariti") as of and for the eleven months ended June 30, 1998 and as of and for the twelve months ended July 31, 1997. On December 18, 1998, we were replaced as the independent accountants of Clariti. We have read Clariti's statements included under Item 4 of its Form 8-K dated December 22, 1998, and we agree with such statements.


                                             s/Cogen Sklar LLP
                                             -----------------
                                             Cogen Sklar LLP

Bala Cynwyd, Pennsylvania
December 22, 1998